December 29, 2004



Mr. Ralph C. Eucher President and Chief Executive Officer Principal Investors Fund, Inc. Principal Financial Group Des Moines, IA 50392-2080


Dear Mr. Eucher

Principal Life Insurance Company intends to purchase the following shares (the "Shares"):

         Inflation Protection............................1,000,000 shares
         Partners LargeCap Value Fund II....................500,000 shares
         Partners MidCap Growth Fund II.....................500,000 shares
         High Yield Fund.................................1,005,000 shares

Each share has a par value of $.01 and a price of $10.00 per share. In connection with such purchase, Principal Life Insurance Company represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.


                        PRINCIPAL LIFE INSURANCE COMPANY


                          /s/Michael D. Roughton
                       BY ________________________________
                          Michael D. Roughton
                          Senior Counsel